EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PARLUX FRAGRANCES, INC. RECEIVES
NOTICE FROM NASDAQ

FORT LAUDERDALE, FLORIDA, July 9, 2007, Parlux Fragrances, Inc. (NASDAQ:PARL) announced today that on July 2, 2007 the Company received a Nasdaq Staff Determination Letter  notifying the Company that its failure to timely file its Annual Report on Form 10-K for the year ended March 31, 2007 (the "Form 10-K") constitutes a failure to satisfy the filing requirement for continued listing under Nasdaq Marketplace Rule 4310(c) (14).

The Company today requested an appeal and hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination.  The hearing request automatically stays the suspension of trading and delisting of the Company's securities pending the issuance of the Panel's decision, which otherwise would have taken place on July 11, 2007.  The Company intends to file its Form 10-K no later than July 16, 2007, at which time the Company expects to be in compliance with Nasdaq Marketplace Rule 4310(c) (14).  At that time, the Company will request Nasdaq to withdraw its notice of delisting.

About Parlux
Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products.  It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of GUESS?, Jessica Simpson, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund, and Fred Hayman Beverly Hills.

Certain Information Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and Parlux’s ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions and continued compliance with the covenants in our credit facility.  Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:	Parlux Fragrances, Inc.
CONTACT:	Neil J. Katz (954)316-9008 Ext. 8116
Raymond J. Balsys 8106
Web Site:	www.parlux.com